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                                                                  EXHIBIT 10.1


     CONFIDENTIAL TREATMENT REQUESTED AS TO CERTAIN PORTIONS
     AS INDICATED BY "[*CONFIDENTIAL MATERIAL DELETED*]"

                                     AGREEMENT NUMBER: CM10382CMG

                        PURCHASE AGREEMENT

     This Agreement is entered into by and between Sprint Communications Corporation L.P. (hereinafter "Sprint") with its principal place of business located at 12490 Sunrise Valley Drive, Reston, Virginia 22096 and Microcom (hereinafter "Seller") with its principal place of business located at 500 River Ridge Drive, Norwood, Massachusetts 02062-5028.

     WHEREAS, Sprint wishes to be able to purchase various products from Seller, which Sprint will either use itself or resell to others, and Seller is wiling to sell such products to Sprint subject to the terms and conditions of this Agreement.

ARTICLE 1. DEFINITIONS

     1.1 "Affiliate" shall mean a company directly or indirectly owned or controlled by, or owning or controlling, or under common ownership or control with Sprint.

     1.2 "Effective Date" shall mean the later of the dates on which this Agreement is signed either by Sprint or Seller.

     1.3 "Documentation" shall mean, individually and collectively, all written information, diagrams or flow charts which are necessary for the use, installation, or operation of the licensed software and/or hardware. (A complete list of the Documentation is set forth on Exhibit A). This definition shall include any modification, revision or new releases of the Documentation made by or on behalf of Seller or which are made by a third party and are incorporated in the Documentation by Seller.

     1.4 "Product(s)" shall mean each of the products, software, components, parts, tools and/or test equipment described in Exhibit B which is attached hereto and incorporated herein, as that Exhibit may be amended from time to time in writing by the parties.

ARTICLE 2. SCOPE OF AGREEMENT



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     2.1   This Agreement sets forth the terms and conditions under which Sprint or an Affiliate may order Products from Seller hereinafter referred to collectively as Sprint. Sprint may use the Products, themselves, use the product to provide services to others, or resell, lease, license or distribute them in any manner to others, subject to the terms and conditions of this Agreement.

     2.2 Sprint and its Affiliates are not required to make any minimum purchase order during the term of this agreement. Any forecasts supplied to Seller by Sprint are to be used for planning purposes only and shall not constitute a commitment on Sprint's part, in any way, to purchase said quantities.

     2.3 Unless otherwise agreed to, in writing, at the time an order is issued to Seller, the terms and conditions of this agreement shall govern the transactions resulting from such an order. Except for quantities of and types of Products ordered, type of services ordered, price of Product or service and shipping and invoicing instructions, neither the terms of a purchase order nor any terms specified by an acknowledgment form used by the Seller shall have any bearing on the transaction resulting from such purchase order, unless specifically agreed to in writing by the parties.

ARTICLE 3. PLACEMENT OF ORDERS

     3.1 Sprint shall order Products by issuing to Seller signed, numerically controlled purchase orders. No other means of ordering, whether in writing or not, shall constitute a commitment to purchase goods and services from Seller. Sprint shall be relieved of any and all obligations to Seller for any transactions which are undertaken by the Seller, if such under taking is not requested through a duly authorized Sprint purchase order.

     3.2 All purchase orders received by Seller for Products shall be deemed accepted by Seller upon their receipt, if the purchase order is in compliance with the terms of this Agreement. In the event the purchase order is not in compliance with the terms of this Agreement, then the purchase order will not be deemed accepted until Seller issues a written acceptance. Seller shall notify Sprint within ten
           (10) days of receipt s that they have accepted the non-conforming order.

ARTICLE 4. PRICE AND PAYMENT

     4.1 Seller shall charge Sprint for each Product ordered by Sprint in accordance with the prices set forth in Exhibit C, which is attached hereto and incorporated herein.



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     4.2   Seller warrants that the terms, conditions and prices of this
           Agreement are favorable as the terms, conditions or prices given to any third party that purchase equivalent quantities of Products from Seller.

     4.3 The prices charged by Seller under this article are exclusive of any sales, use, import, excise or other similar or equivalent taxes which shall be the responsibility of and shall be paid by Sprint.

     4.4 Seller shall not increase the prices set forth in Exhibit C, during the term of this Agreement. In the event that Seller decreases its list prices for any of the Products listed in Exhibit C after July 1, 1993, the Seller agrees to reduce its price to Sprint on a proportional basis of original list price to revised list price. This price reduction will be applicable for any products on back order at the time of the price decrease. Additionally, any new orders received by Seller from Sprint after the price decrease will be adjusted for the new price.

     4.5 Sprint shall submit payment for Products shipped against a duly authorized purchase order within 30 days after receipt of a proper and correct invoice.

ARTICLE 5. SHIPMENT AND RISK OF LOSS

     5.1 With the exception of the HD/4232hs modems, all orders placed by Sprint shall be shipped within 30 days of Seller's receipt of the order to the addresses in the purchase order. Sprint's initial order of 1,050 HD/4232hs modems and cards will ship by July 31, 1993, and any future orders for HD/4232hs modems shall ship within 45 days of Seller's receipt of the order. Seller shall use its best efforts to meet any expedited shipping schedule requested by Sprint.

     5.2 Seller shall follow packaging specification defined in NSTA-IA for packages of 100 lbs. and under, Sprint shall have the right to request modifications in packaging design, materials and methods if, in Sprint's reasonable judgment, the Seller's packaging methods are inadequate or contribute to the damages incurred during shipment.

     5.3 Seller shall use the carrier designated by Sprint for all shipments. Where Sprint does not specify a carrier the Seller may select the carrier best suited for the shipment from Sprint's Transportation Routing Guide. (Attached hereto, marked Exhibit D and incorporated herein).

     5.4 Title to the Products and all risks of loss or damage shall pass to Sprint upon Seller's delivery of the Products to the carrier F.O.B. at Seller's facility in Norwood, MA. Seller shall bear all risk of loss if the carrier used by Seller is not the Sprint



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           designated carrier.

     5.5 Shipping charges are to be prepaid and added to the invoice associated with the shipment unless otherwise called for in Sprint purchase order.

     5.6 In lieu of Sprint rescheduling a delivery date on a pending order, Seller shall grant Sprint a one time, per order basis, 30-day extension on payment terms in the event Sprint's plan to install the ordered Product(s) is delayed.

     5.7 Seller agrees that all Products containing the Sprint enhancement features shall ship from Seller's location per Sprint configuration [MS710] specification as defined in Exhibit F, which may be modified as mutually agreed upon.

     5.8 In the event that Sprint must deliver Products to a third party customer or Sprint by a fixed delivery date, or incur liquidated damages because of late delivery, Sprint shall indicate their requirement by placing on the purchase order the notice "LIQUIDATED DAMAGE ORDER." The products covered by such a purchase order shall be shipped to Sprint within sixty (60) days of Seller's acceptance of the order or such other lead times the parties shall agree upon. If the Products are not shipped by such date, Seller shall pay to Sprint a liquidated damage amount provided that liquidated damages have been assessed against Sprint by Sprint's customer. This amount shall be equal to one half of one percent (0.5%) of the net invoice price of the Products whose delivery is delayed for each calendar day that the delivery date exceeds the sixty (60) days. However, in no event shall the total amount exceed twenty percent (20%) of the net invoice price of the Products. The parties agree that this amount shall be in lieu of actual damages with respect to timeliness of delivery and does not constitute a penalty. Purchase orders which have been marked as a "LIQUIDATED DAMAGE ORDER" may not be cancelled, except as set forth in Section 16.12. Notwithstanding the foregoing, in the event there is a recognized industry wide component shortage which affects Seller's ability to timely deliver Products then this Section shall not be applicable.

     5.9 Seller shall mark the model number of every Product contained in a shipping carton on the outside of such carton. In addition, Seller shall place Sprint supplied bar code stickers on all Products and boxes. Sprint shall make available these labels within (45) days of the desired ship date.

ARTICLE 6. INSPECTION AND ACCEPTANCE

     6.1 All goods or services delivered by Seller hereunder shall be subject to inspection and testing at a Sprint, Sprint Customer, Seller or Seller


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           subcontractor's premise. Sprint shall have forty-five (45)
           days from date of delivery at the F.O.B. point to receive and inspect all Products purchased in accordance with Sprint's incoming inspection procedures. Products which fail to meet Sprint's inspection criteria, which will be defined by Sprint, with the participation of Seller, shall be returned to Seller freight collect. Seller shall pay for reshipping conforming products to Sprint.

     6.2 In the event that the Seller's single lot or aggregate annual confirmed rejection rate exceed three (3) percent of the Products shipped to Sprint, Sprint may, at its sole option:

           i) Inspect the Products ordered at the Seller's facility and invoice Seller for reasonable travel costs of Sprint's inspection team; and/or

           ii) Place all pending shipments on hold until Seller has demonstrated that the cause for rejection has been satisfactorily addressed and corrected, and if such cause for rejection is not addressed and corrected within thirty (30) days, cancel outstanding purchase orders without further obligation on Sprint's part; and/or

           iii) Sprint may take reasonable appropriate action to address and correct such cause for rejection and invoice Seller for actual costs of the undertaking should Seller fail to address and correct such cause for rejection within thirty (30) days of receipt of notification of the problem from Sprint.

     6.3 If after successful completion of the incoming inspection procedures in paragraph 6.1 Sprint discovers that the Products do not conform to the specification contained in Exhibit B Sprint will notify the Seller of such non-conformance in writing. Seller shall then have thirty (30) days to resolve this non-conformance without introducing any new nonconformities. In the event resolution of the nonconformance requires modification of the Rockwell firmware, the period to resolve the non-conformance shall be Seller's best effort to meet thirty (30) days. If Seller has not corrected the non-conformity after the period allowed by this Section 6.3, then Sprint may revoke acceptance of such Product. In the event of revocation, Sprint shall return the revoked Products to Seller, at Seller's expense, and Seller shall refund to Sprint any monies paid for such returned Products.

     6.4 Sprint may at its sole discretion, request a site inspection at Seller's or Seller's subcontractors facility by providing seven (7) days notice to Seller of Sprint's intent to conduct such site inspection.

     6.5   The parties agree to meet quarterly at Sprint's


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           facility, for a quality review of the performance of Products delivered to Sprint under this Agreement. The time, date and agenda of such meetings shall be mutually agreed upon; however, it is anticipated topics will include failure rates of Products, ECN's compliances and related quality control issues.

     6.6 In the event Seller becomes aware of any problem with a Product that is of a serious performance, safety or regulatory compliance nature, and in the event that Seller determines it necessary to change the design or documentation related to such Product, Seller shall provide prompt notification within five (5) working days or less to the designated Sprint technical contact and then implement such change in accordance with the Engineering Change Notice ("ECN") Policy set forth in Exhibit E, which is attached hereto and incorporated herein.

     6.7 Sprint shall notify Seller of problems it discovers in the Products and of Complaints received by Sprint from customers. (Such problems and Complaints shall be, individually and collectively, referred to as "Complaints"). Notice of Complaints shall be provided to Seller in writing, in accordance with Sprint's practices for communicating such information and after thorough investigation of the Complaint. Complaints will include Products furnished by Seller that (i) result in a fire or safety hazard; or (ii) fail within thirty (30) days of installation, (iii) require maintenance within a time span that is less then Seller's MTBF specification as defined in Exhibit H, or
           (iv) fail to perform functional specifications as defined in Exhibit B, (v) Sprint and Seller agree to work jointly on a best efforts basis to resolve any complaint related to incompatibility to any 3rd parties equipment. For Complaints which Seller determines present a fire or safety hazard, Seller shall use its best effort to provide Sprint with the possible cause and a plan of corrective action in the form of an ECN, within a reasonable time, given the nature and extent of the hazard, but in no event more than thirty (30) days after receipt of the Complaint. For Complaints which Seller determines are due to major design deficiencies, Seller shall make best efforts to provide Sprint with the possible cause and a plan of corrective action in the form of an ECN within a reasonable time given the nature and extent of the deficiency, but in no event more than thirty
           (30) days after receipt of the Complaint.

     6.8 Seller shall provide Sprint with a written report on a quarterly basis, unless otherwise agreed, stating (i) whether any Products purchased by Sprint under this agreement require an ECN, and (ii) the status of any Complaint, and (iii) the failure rates for the Products. In addition, to a quarterly summary of ECN's that affect form, fit, function of safety of the Products, Seller shall provide all supporting ECN



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           information to Sprint. In addition, Seller shall provide Sprint quarterly with any technical bulletins that it issues, e.g. Tech-Flash Reports (Sprint shall provide Seller with the names and addresses of the persons to whom the items listed in this Section are to be sent.)

     6.9 Seller understands that in order for the Products to be connected to the Sprint public communications network, the Products must pass Sprint's certifications process. Accordingly, Seller shall provide to Sprint such number of each Product, as the parties agree upon, at no charge, along with the applicable cables, documentation and licensed software, so that Sprint may perform its certification process.

     6.10 Seller agrees to provide engineering support services at Sprint designated site(s) to assist Sprint with Sprint's certification process and Product implementation on Sprint's network of Seller's Product(s) including new Products and major Product upgrades. Seller agrees to provide up to two (2) week of such services at no charge to Sprint per each certification, Product implementation and/or major upgrade activity. Additional engineering support will be provided free of charge as is mutually determined necessary.

     6.11 By August 15, 1993, Seller shall make available to Sprint Seller's V. fast beta modem Product for Sprint certification testing. The beta product shall include Sprint enhancement features, all HD4232hs functionality, and CCITT compliant specifications for V.32 bis and
           V.42 bis modems as stated per Exhibit B. Seller and Sprint shall provide best efforts to insure that the subject V. fast Product passes Sprint's certification process (as defined by Exhibit G) by September 30, 1993. Should Seller fail to pass the Sprint Certification Process by September 30, 1993, then Seller shall provide its HD/4232hs modem Product and V.fast certification testing shall continue until such time as the V.fast Product is accepted. For all HD/4232hs modems ordered after September 30, 1993, as a result Seller's V.fast Product failing to pass the Sprint Certification Process, Seller shall provide any and all additional hardware, software, firmware, and services necessary to enact a Product upgrade to the V.fast Specification upon acceptance of the V.fast Product by Sprint at no charge to Sprint. Should Seller's V.fast Product fail to pass Sprint's certification test by October 18, 1993, Sprint shall at its sole option: (i) cancel this Agreement with no further obligation, (ii) accept the Seller's interim HD v.32bis product at a $[*CONFIDENTIAL MATERIAL DELETED*] per port cost (contingent on a November 30, 1993 Certification acceptance) until such time as V.fast product is accepted, and extend the certification test period an additional ninety (90)


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           days.

     6.12 Seller agrees to not ship Product(s) ordered hereunder which have been changed or modified to the extent that the Product(s) would require recertification by Sprint to operate on Sprint's PDN, without prior notice and approval by Sprint.

ARTICLE 7. ORDER CANCELLATION

     7.1 Sprint shall have the right to cancel any outstanding purchase order without cost or obligation provided such cancellation is made at least ten (10) days prior to the scheduled delivery date. With the exception that any order cancelled for the HD/4232hs Product shall be subject to a $[*CONFIDENTIAL MATERIAL DELETED*] per modem cancellation fee.

ARTICLE 8. WARRANTY

     8.1 For a period of two (2) years from the date of delivery, Seller warrants to Sprint that all goods and services delivered hereunder will conform in all respects with the terms of this Agreement and shall conform to the specifications for the Products. (A copy of the specifications for Products is attached hereto and marked Exhibit B). Seller warrants to Sprint that the Products are free from defects in materials, workmanship and design, that they are free from any and all liens, restrictions, reservations, security interests and/or encumbrances.

     8.2 If such Product is not fee from defects in material or workmanship or fails to comply with the applicable Product specification during such warranty period, Seller will repair, replace or modify the Product so that it does comply with the applicable Product specification. The warranty service shall be performed at Seller's or Sprint's facilities as mutually agreed upon. If Seller is unable to repair, replace or modify the Product, within 15 days upon receipt of the Product, Sprint may at its option reject the Product. If Sprint rejects the Product, Seller shall refund to Sprint all monies paid in connection with that defective Product.

     8.3 This warranty shall not apply to any Products which have ben subject to accident, alteration or abuse.

     8.4 All parts repaired or replaced by Seller are warranted to be substantially free from defects in material and workmanship for the remainder of the original warranty period or for a period of ninety
           (90) days from the date of repair or replacement, whichever period is longer.

     8.5 Seller warrants that the Products, when delivered, will comply with 47 C.F.R. Part 15 Class A Regulations governing Radio Frequency Devices. If such Product does not comply, Seller will either


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           repair the Product so that it complies or replace it with one that complies.

     8.6 Seller warrants that the Products, when delivered, will comply with all applicable U.S. laws and regulations including, but not limited to 47 C.F.R. Part 68, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Consumer Product Safety Act of 1972, the Toxic Substance Control Act, the Occupational Health and Safety Act, and the Radiation Control Act.

     8.7 THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9. SELLER'S ADDITIONAL OBLIGATIONS

     9.1 Seller shall train representatives of Sprint with respect to the operation, configuration, installation, service maintenance and support of the Products. Training will take place at Sprint's facilities at mutually agreeable times. Sprint may have as many people including Sprint's own trainers as it desires in each session whereby each training session is expected to last five (5) working days. Seller shall provide training to Sprint free of charge, on a quarterly basis as long as Sprint continues to buy at least [*CONFIDENTIAL MATERIAL DELETED*] modems or upgrades per quarter or [*CONFIDENTIAL MATERIAL DELETED*] modems during the previous 12-month period. There shall be no cost to Sprint for the documentation associated with such training.

     9.2 Sprint may copy, modify and use internally the materials provided to it by Seller during any training session or other documents provided by Seller, provided that Sprint reproduces any copyright notice or other proprietary notice contained in the original document in the copies it makes. Sprint may use these materials to train Sprint employees and third parties with respect to the Products.

     9.3 During the term of this Agreement, Seller shall provide technical assistance in the form of a help desk, remote diagnostics and network emergency assistance to Sprint with respect to the use, maintenance and instillation of the Products. This service shall be available twenty-four (24) hours per day, every day of the year. Seller shall respond within one (1) hour to any request for assistance made within the hours of 7 a.m. to 7 p.m., Seller's facility local time, Monday through Friday, inclusive. In addition, Seller shall respond within one (1) hour to any request for emergency support, even if such request is made outside of such hours. Seller shall maintain a system that records and tracks each of Sprint's requests for support.



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     9.4   During the term of this Agreement, Seller shall designate a primary and secondary salesperson and technical representative to assist Sprint. The technical representative shall assist Sprint with network design, configuration, preparation of technical proposals and such activities as the parties agree upon. The secondary salesperson and technical representative shall assist Sprint only in the event of the absence of the primary salesperson or technical representative, or if there is need for additional support from Seller. There shall be no charge to Sprint by Vendor for such support. The names, mailing address, phone number and fax number of the primary and secondary sales person and technical representative shall be provided to Sprint within two (2) days of the effective Date.

     9.5 During the term of this Agreement and for a period of eight (8) years thereafter, Sprint may purchase Hardware and Software maintenance services from Seller. The manner in which the Hardware and Software maintenance services will be performed shall be mutually negotiated.

     9.6 Seller shall provide Sprint with three (3) copies of any diagnostic software utilized by Seller with respect to the installation and maintenance services of the Products.

     9.7 During the term of this Agreement and for a period of eight (8) years following the discontinuance of a Product, Seller shall make all necessary spare parts an Products, or their functional equivalent available for purchase by Sprint, so that Sprint may meet existing obligations relative to the Products. Such functional equivalent Products shall include all Sprint enhancement features. Seller shall also make available to Sprint such information as is reasonably required in order to allow functionally equivalent products and spare parts to perform with Products previously delivered to Sprint.

     9.8 In the event Seller intends to either (i) replace a Product with a functionally equivalent one, including price, or with one of greater functionality, or (ii) to discontinue a Product, Seller shall provide Sprint with at least six (6) months prior written notice of such event. It is understood between the parties that the HD/V.fast Product will replace the HD4232hs Product when certified by Sprint.

           In the event Seller intends to change the form, fit, and function of a Product, Seller shall first provide Sprint with a sixty (60) day written notice to which Sprint must respond with a positive acceptance of the change within a following sixty (60) day period, before Seller may ship such Product.

     9.9   The parties agree to meet once every six (6) months



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           to discuss Seller's future product plans. The parties may alter the frequency of such meetings by mutual agreement.

     9.10 In the event Seller is requested in writing by Sprint to add a feature, function or enhancement or in any way modify Product ("Additional Development"), Seller shall within ten (10) days of receipt of the request provide a written response to Sprint. The response shall be either a proposal for the Additional Development, including costs and schedule, or it shall be a refusal to perform the Additional Development. All Additional Development performed by Seller solely at Sprint's expense shall be owned by Sprint, including all intellectual property rights contained in such Additional Development. In the event of such Additional Development, Sprint and Seller shall execute all documents as are reasonably required to ensure that Sprint is the owner of such Additional Development, including assignment. However, should Sprint require a minor modification to Seller's Product whereby the minor modifications can be performed within one (1) forty (40) hour week by one of Seller's Engineers, then Seller's performance shall be at no charge to Sprint.

     9.11 In the event Seller modifies, enhances or changes in any way a Product, such modification, enhancement, or change will be incorporated into the Product(s) ordered by Sprint. In addition, such Product(s) as modified, enhanced or changed by Seller shall work with all Additional Development previously done by Seller. Sprint understands that the HD4232/hs Product may require additional development to be compatible with the enhancements made by Seller and that there may be a fee associated with such development, mutually agreed upon by both parties.

     9.12 In the event that a problem involving Seller's Product(s) is encountered, Seller will provide an appropriate level of effort to solve the problem as classified with the mutual agreement by both parties, by the problem severity as follows:

           i) Severe---The problem is of such a nature that the Product is unusable. In this case, Seller shall establish a performance objective to have a maximum turn around time of two (2) days for the correction of Severe problems.

           ii) Moderate---The Product functions but a few users are experiencing a major loss of productivity or a large number of users are experiencing a significant loss of productivity. In this Case, Seller shall establish a performance objective to have an average turn around time of fifteen (15) business days for correction of Moderate Errors.

           iii) Minimal---The Product functions with minor


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                impact on the users and little or no loss of productivity. In this case, Seller shall establish a performance objective to have an average turn around time of thirty (30) business days for correction of Minimal Errors.

     9.13 The following Escalation Procedures shall be followed whenever a request for problems classified as severe is referred to Seller. Within thirty (30) days of Contract execution Seller shall furnish its points of contact under this Procedure.

           i) Sprint will refer all requests for problem resolution to the designated Seller customer services center.

           ii) If Seller is unable to resolve the problems within four (4) hours of receipt, then Sprint may escalate the problem to Seller's first level customer service management.

           iii) If Seller is unable to resolve the problem within eight (8) hours of receipt, then Sprint may escalate the problem to Seller's Director of Customer Service.

           iv) If the problem remains unsolved within twelve (12) hours of receipt, then Sprint may escalate the problem to Seller's Vice President.

           v) If the problem remains unsolved within twenty-four (24) hours of receipt, then Sprint may escalate the problem to Seller's President.

     9.14 Seller understands that Sprint will require its modem suppliers to conform to the SNMP Standard for modem management. Seller agrees to adopt and support the SNMP Standard within six (6) months of the standard being announced by a mutually agreed upon Standards committee.

ARTICLE 10.   INDEMNIFICATION AND INSURANCE

     10.1 Seller agrees to indemnify, hold harmless and defend Sprint, its customers, officers, employees, affiliated companies, agents and representatives against any claim, demand, suit, cause of action, liability, loss or expense (including reasonable attorney's fees) related to this Agreement including but not limited to:

           A. Claim of governmental authorities of any actual or asserted failure of Seller to comply with any applicable law, regulation or order.

           B. Injury to or death of persons or damage to or loss of property arising directly from any known defect in the goods or services purchased hereunder, or out of the acts or omissions to act of Seller or its subcontractors, suppliers


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                or agents or any employees thereof, in their
                performance under this Agreement.  This
                indemnification shall be in addition to the warranty obligations of Seller.

           C. Laborers', materialmen's, and/or mechanics liens arising from the performance of Seller hereunder.

     10.2 Seller shall, at its expense, indemnify, hold harmless and defend Sprint against any claim, demand, suit, cause of action, liability, loss or expense (including reasonable attorney's fees) which is based upon a claim that the goods or services or any part hereof purchased hereunder or the use by Sprint (including resale) thereof constitutes an infringement of any patent, trademark, or copyright in the United States, provided that Sprint give Seller written notice of such a claim. Sprint shall promptly notify Seller of any claim or action and shall give Seller the information or assistance it reasonably requests in defending or settling the action. Seller shall have control of the legal defense and shall pay any amount awarded either as damages or costs in any such action. Seller shall pay all damages and costs awarded against Sprint or any amounts in settlement of such claim. In the event that the purchase or use of the goods or services covered by this Agreement is enjoined, Seller shall at its own expense and at the option of
           Sprint:

           a) Procure for Sprint and its customers the right to continue using such goods or services; or

           b) Replace the infringing items with a non-infringing equivalent; or

           c) Modify the infringing items so they become non-infringing; or

           d) Upon a showing of its inability to do any of the foregoing, remove such goods or discontinue such service and refund the full purchase price, including any transportation and instillation costs thereof.

     10.3 Throughout its performance under this Agreement, Seller agrees to purchase and maintain policies of insurance covering its contractual performance hereunder and general public liability protection, with Sprint expressly named as an additional insured under such policies.

     10.4 If Seller's work under this Agreement involves performance by the Seller on the premises of Sprint or one of its customers, Seller shall take all necessary precautions to prevent the occurrence of any injury to person or property during the progress of such work and shall adhere to any applicable security procedures of Sprint or its customers as the case may be. Except to the extent that any such injury is due solely and directly to Sprint or its customer's negligence, as the case may be, Seller shall indemnify Sprint against all losses which may result form any act or omission of the Seller, its agents, employees, or subcontractors. Seller agrees to maintain Worker's Compensation Insurance sufficient to comply with the particular state's law in which Seller is currently working. Seller shall also maintain public liability insurance, including Contractual Products Liability and Completed Operations with limits of one million ($1,000,000) per occurrence. In addition, in the event Seller or its subcontractors operate an automobile on such premises, Seller shall maintain Automobile Insurance with limits of one million ($1,000,000) per occurrence. Seller shall produce certificates showing such coverage upon request by Sprint. Seller agrees to indemnify, hold harmless, and defend Sprint and its customers from and against all laborers, materialmen's and/or mechanic's liens arising from the performance Seller's obligations under this Agreement shall keep the premises of Sprint and of its customers free from all such claims, liens and encumbrances. Seller waives all rights of mechanic's lien against the property and premises of Sprint and its customers.

     10.5 Neither party shall be liable for special, incidental or consequential damages, including loss or use of data, or lost profits, even if it has been advised of the possibility of such damages.

ARTICLE 11.     GOVERNMENT COMPLIANCE

     11.1 Seller acknowledges that Sprint may acquire Products to either provide to the Federal Government or to use in providing services to the Federal Government. In the purchase order, ordering such Products, Sprint will reference the mandatory Federal Acquisition Regulations (FARS) applicable to such order, and such FARS are hereby incorporated by reference with the same force and effect as if set forth herein.

ARTICLE 12.     COMPLIANCE WITH LAWS

     12.1 Seller warrants that it is and will remain in full compliance with applicable Federal, state and local statutes regulations rules, orders and judicial and administrative law decisions including but not limited to matters regarding occupational health and safety, non-segregated facilities, and the prohibitions of employment discontinuation. Seller warrants that, if applicable it is in compliance with the Vietnam Era Veterans Readjustment Assistant Act of 1974 and the Rehabilitation Act of 1973 and supporting regulations Seller will indicate by signing a self-certification form if Seller is a small business or a socially and economically disadvantaged/women's business or located in a labor surplus area as defined by Government regulation and law. Seller warrants that it is in compliance with the Anti-Kickback Act of 1986-41USC 51-58, and shall hold Sprint harmless from any monetary loss Buyer may suffer resulting from failure of such compliance.

ARTICLE 13.     TERM AND TERMINATION

     13.1  This agreement will be in effect from the Effective
           Date for a period of (2) two years with a (1) one year renewable option.

     13.2 Termination upon Default--Either party may delay performance under this Agreement or terminate this Agreement, in whole or in part, in the event of a default by the other, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and the defaulting party does not remedy the alleged default within thirty (30) days after written notice thereof. Default is defined to include:

           (a) Either party's insolvency or initiation of bankruptcy or receivership proceedings by or against the party;

           (b) Either party's material breach of any of the terms or conditions hereof including the failure to make any payment when due, if the amount of the payment due is not in dispute; or

           (c) The execution by either party of an assignment for the benefit of creditors or any other transfer or assignment of a similar nature.

     13.3 Termination regardless of cause or nature shall be without prejudice to any other rights or remedies of either party and without liability to the other party (except as provided in this Agreement) for any loss or damage occasioned thereby, and each party shall remain responsible for its obligation existing immediately prior to termination.

     13.4 Survival of Obligations--Termination of this Agreement for any cause shall not release the party hereto for any liability which at the time of termination has already accrued to the other party hereto or which thereafter may accrue in respect to any act or omission prior to termination or from any obligation which is expressly stated herein to survive termination.

ARTICLE 14.     USE OF PRODUCTS

     14.1 Sprint may resell, lease, use or otherwise sub-license the Products directly to customers. Seller hereby sub-licenses to such customers of Sprint the right to use any intellectual property, if any, contained in the Products, while the customers uses the Products. This article shall survive the termination of this agreement.

ARTICLE 15.     PRIVATE LABELING

     15.1 Sprint and its Affiliates shall have the right to private label products purchased under this Agreement. In addition, Sprint shall have the right to private label the standard commercial documentation provided by Seller and incorporate such documentation into Sprint's own documentation, using Sprint's own formats. It is understood by the parties that Sprint shall be responsible for any costs or filings associated with transfer approvals.

ARTICLE 16.     MISCELLANEOUS

     16.1 Publicity-Except as may be required by law or as set forth elsewhere in this Agreement, neither party shall, without the other party's prior written consent, which shall not be unreasonably withheld:

           (a) Make any news release, public announcement, details or confirmation of this Agreement or its subject matter; or

           (b) In any manner advertise or publish the fact that they have contracted hereunder.

     16.2 Confidential Treatment--The contents and substance of this Agreement shall in no event be disclosed by either party or their employees to a third parties except with the prior written consent of the other party hereto, or as may otherwise be required by law.

     16.3 Applicable Law--The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws thereof.

     16.4 Effects of Headings--Heading to articles and paragraphs of this Agreement are to facilitate reference only, do not form a part of this Agreement, and shall not in any way affect the interpretation hereof.

     16.5 Assignment--This Agreement and all rights and obligations hereunder, excepting the right to receive payment, are personal to the parties hereto and may not be assigned in whole or in part by either party without the prior written consent of the other; provided, however, that either party may assign this Agreement in conjunction with a merger reorganization, or the sale of all or of substantially all of its assets to which this Agreement pertains, or in conjunction with the creation or acquisition of subsidiary, affiliated or associated companies. Either party may also assign this Agreement without prior written consent to any entity owned or controlled by the respective Parent Corporations.

     16.6 Non-Waiver--The waiver, express or implied, by either party hereto of any right hereunder or of any failure to perform or of a breach hereof by the other party hereto shall not constitute or be deemed a waiver of any other right hereunder or any other failure to perform or a breach hereof by the other party hereto, whether of a similar or dissimilar nature.

     16.7 Independent Contractor and Subcontracting--Seller shall act as an independent contractor and not as an agent or employee of Sprint, its affiliated companies, or its customers and shall not subcontract any portion of any Purchase Order without the prior written consent of Sprint.

     16.8 Entire Agreement--This Agreement, together with any agreements or other documents to which it may be made part, and all Schedules, Exhibits and Annexes attached hereto constitute the entire understanding between the parties with respect to the subject matter hereof, and supersedes any prior agreement, written or oral, including the terms of any negotiations in connection with or relating to this Agreement. In the event of an inconsistency between this Agreement and the attached Schedules, Exhibits and Annexes the order of precedence between these documents shall be:

           (a)  Agreement

           (b)  Exhibit B - Product Specifications

           (c)  Exhibit C - Price List

     16.9 Modification of Agreement--No addition or modification of this Agreement shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representative of each of the parties hereto. In the event of any conflict or other inconsistency between this Agreement and any purchase order, this Agreement shall govern in all respects.

     16.10 Notices--All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered by and or sent by certified mail, postage prepaid, return receipt requested, or sent by facsimile, transmission (confirming the same by mail) or sent by Vendor Mail electronic mail source, registered return receipt requested, addressed as follows:

           If to Sprint Corporation:

           Sprint Corporation
           12490 Sunrise Valley Drive
           Reston, Virginia  22096

           Attention:  Purchasing/Vendor Contracts

           Facsimile:  (703) 689-5259

           If to Seller:

           Microcom
           500 River Ridge Drive
           Norwood, MA  02062-5028

           Attention:         John Castro, Vice President,
                              Program Management

           Facsimile:  (617) 551-1008

           Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above.

     16.11 Severability--Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remain portion of this Agreement without including therein any such part or portion which may, for any reason, be hereafter declared invalid.

     16.12 Force Majeure--Neither party shall be responsible for any delay (whether material or not) or failure in performance or other duties hereunder due to any occurrence commonly known as force majeure, including, without limitation, acts of God, any governmental body (de jure or de facto) or public enemy, riots, embargoes, whether of a similar or dissimilar nature to the foregoing, beyond either party's control, which prevent or hinder performance under this Agreement. In the event of any one or more of the foregoing occurrences, notice shall be given by the party unable to perform to the other party and the party unable to perform shall be permitted to delay its performance for so long as the occurrence continues.

     16.13 Export--Sprint shall not export the Products unless it is in compliance with all applicable laws and regulations of the United States, including the Department of Commerce, regarding export and has received the proper export licenses. Seller will provide such assistance as Sprint reasonable requests to obtain such export licenses. In addition, each party will bear any cost it incurs in connection with obtaining export licenses.

     6.14  Survivorship--Articles 8, 10, 11, 12, 13, 14 and
           Sections 9.12, 9.13 shall survive the termination or expiration of this Agreement.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and cause their corporate seal to be affixed hereto.

SPRINT CORPORATION                 MICROCOM

BY:                                BY:

Michael F. Grantman                Peter J. Minihane
Purchasing Manager                 Exec VP/CFO/Treas

6-30-93                            6-30-93
Date                               Date

                            EXHIBIT A
                          DOCUMENTATION

                                   Initial Documentation to be
                                   Provided to be Provided by
                                   Seller

Quantity Documents***              Required

- -User's Manual                     25 each
- -Hardware Trouble-shooting Guide   25 each
- -Product Specifications            25 each

Training Documents for Products

Shall be as requested by Sprint. Seller will be required to provide same quantities for any document upgrades, at no additional cost.





***Manuals to be provided on electronic Media in Microsoft Word for Windows.

                            EXHIBIT B
                         LIST OF PRODUCTS
                    AND PRODUCT SPECIFICATIONS




                         I.  PRODUCT LIST

Products                      Description

HD/4232hs                     Dual V.32 modem

                              V.32
                              V.22bis
                              V.22
                              Bell 212A
                              Bell 103
                              Supports Network Management
                              CCITT V.42, MNP 2-4
                              CCITT V.42bis, MNP 5
                              MNP 10
                              PCS

INC Plus                      Management card for chassis

HD Plus Chassis               16 slot modem chassis

HD Adapter Cards

Secondary Controller          Additional management card required
                              at cascaded sites

Power Supply                  Additional power supply to be used
                              as a spare part

HDMS relay                    Software to be installed on a PC
                              allowing modem management system
                              capability

Daisy Chain Cable             Cable needed to connect one Chassis
                              to another

HD V.fast (Future Product)    Dual V.fast (28.8Kbps)
                              Downloadable Firmware (Flash EPROM)
                              V.32bis
                              V.32
                              V.22bis
                              V.22
                              V.23
                              V.21
                              Bell 212A
                              CCITT V.42, MNP 2-4
                              CCITT V.42bis, MNP 5
                              MNP 10
                              PCS (Enhanced)
                              Support Network Management

                      PRODUCT SPECIFICATIONS

       II.  SPRINT ENHANCEMENT SPECIFICATIONS REQUIREMENTS

1.   Standard Conditions

Because of Telenet Processor (TP) constraints, the two EIA lines available to signal the network from the modem are DCD and RI. Currently when both signals are low, the network and modem are in a quiescent state. An incoming call is signaled by asserting RI coincidentally with the ring cycle. DCD is asserted after call establishment. After indicating an incoming call, RI is not required for the rest of the call session.

2.   Sprintnet Special Requirements

     Three states must be indicated by RI.  These are as follows:

     (1)  Enable EIA flow control
     (2)  Stop data (flow control ON)
     (3)  Start data (flow control OFF)

     Since DCD must remain active (ON) at all times to indicate a valid session, RI is the only line available to the TP to signal all of these conditions. Fortunately, conditions (2) and (3) are not valid until condition (1) has been indicated.

3.   Modem to TP Signaling

     1. The modem signal an incoming call through RI, which pulses coincidentally with the ring cycle.
     2.   Call connection is signaled by asserting DCD.
     3.   At call setup, EIA flow control is considered disabled.
     4. A change to condition (1) will be indicated on the RI line by two 250ms (+/-2ms) ON pulses separated by 250ms (+/-2ms) OFF. These pulses must be delivered to the TP between 400ms and 3 seconds after DCD.
     5.   At this time, condition (3) (start data) is in effect.
     6. Subsequently, condition (2) is in effect if RI is ON, and condition (3) is in effect if RI is OFF.
     7. The modem remains in EIA flow control state for the balance of the call.

4.   TP to Modem Signaling

     1. In the idle state, the TP has not accepted a call set-up signal from the modem.
     2. During idle state (DTR OFF), the TP can signal a busy condition by asserting the BUSY lead. In this state, the modem is OFF HOOK.
     3.   Upon call acceptance, DTR is asserted by TP.
     4. Upon being informed by the modem through RI pulses that hardware flow control is in effect, the TP uses BUSY to stop data flow.
     5. The TP signals flow control through use of the BUSY lead.

     6. The TP signals call disconnect by dropping the DTR lead.

     The states defined by the signals from the TP are summarized in Table 1-1.

                            Table 1-1
                         MODEM/TP STATES

 STATES           1      2      3       4      5      6      7

 DCD              0      0      0       1      1      1      1

 RI               0      0      P1     P2      1      0      0
 DTR              0      0      1       1      1      1      1

 BUSY             1      0      0       0      0      1      0

where:  P1 pulses follow the ring cycle
        P2 is two 250ms ON pulses separated by 250 ms OFF

State description:

1    Busy (off hook)
2    Idle
3    Incoming Call Indication
4    Transition:  EIA Flow Control in Effect
5    Data Flow Control OFF (Modem Control)
6    Data Flow Control OFF (TP Control)
7    Data Flow Control ON

5.   Flow Control
     Flow Control, which is required by V.42 operation, is to be accomplished with ASCII characters (XON/XOFF) or DTE interface hardware leads. Configuration options must be available to chose between the two modes.

     In addition, two methods of hardware flow control are to be supported:

A.   Method 1

     When interface signal EIA RI (pin 22), when asserted high, signals the DTE that the modem cannot accept more data. Interface signal EIA BUSY (pin 25), when asserted high, signals the modem that the DTE cannot accept more data.

     These pins perform their normal functions before a call is up.

*B.  Method 2

     Interface signal EIA RTS (pin 4), when asserted low, signals the Modem that DTE cannot accept more data.
     *This option is only available if Sprint special flow central is not enabled.

     Interface signal EIA CTS (pin 5), when assessed low, signals the modem that the DTE cannot accept more data.

6.   Hunt/Confirm Character Processing

     V.42 Calls (HD 4232hs)
          In answer mode, the modem must assert interface signal CD (Carrier Detect) at least 250 milliseconds for the HD4232hs modem prior to passing on the first character received. The modem must also delay the second character received such that there is a 100 millisecond gap between these characters.

     V.42 Calls (V.fast hardware)
          In answer mode, the modem must assert interface signal CD (Carrier Detect) at least 500 milliseconds for the V.fast modem prior to passing on the first character received. The modem must also delay the second character received such that there is a 100 millisecond gap between these characters.

     Non V.42 Calls
          In addition to the requirements for v.42 calls, the modem must, upon receiving the first (hunt) character, abort the v.42 link negotiation.

               II.  SELLER'S PRODUCT SPECIFICATIONS

Section 1.     Availability

Seller warrants all products in this annex are currently available.

Section 2.     HD4232hs Asynchronous Dial Modems

2.1  Overview

The 4232 Series is a family of multifunction modems manufactured by Microcom. The card version is a dual modem. Up to 16 modem cards (32 modems) fit in the chassis. The HD/4232hs has full range V.32 support with V.42 and V.42bis compliance. The modems feature MNP Class 10. The modem supports full and half duplex, synchronous and asynchronous, operations in dialing or answering mode, and can adjust to various speeds from the calling modem. The Product also supports Hayes Smartmodem 2400 command set. The Plus Chassis and INC Card described in Sections 3 & 4 will be employed with the HD/4232hs.

2.2  The HD/4232hs product meets the following specifications:

- -    Data Compression:        MNP Class 5,V.42bis

- -    Error Correction:        MNP Classes 1-4, 10.  V.42
                              compliant.  Trellis Coded
                              Modulation with Echo Cancellation.

- -    Modulation Techniques:   Bell 103 (FSK).  Bell 212A (DPSK).
                              CCITT V.22/V.22bis.
                              (QAM).  CCITT V.32 (QAM)

- -    Flow Control:            XON/XOFF, RTS/CTS, HP ENQ/ACK
                              XON/XOFF Passthrough.
                              Bidirectional hard/software flow
                              control.

- -    Diagnostics:             Analog loopback, Analog loopback
                              with Self Test, Remote Digital
                              Loopback, Remote Digital Loopback
                              with Self Test, Local Digital
                              Loopback, Automatic Self Test V.54
                              Loop Back Test by Circuit, Responds
                              to Remote Digital Loopback, Allows
                              the Use of Register S18 to
                              terminate a test.

- -    Transmit Level:          Programmable transmit level from 0
                              to -12 dBm via Telco supplied
                              resistor

- -    Receive Level:           -9 tp -43 dBm.

- -    Line Requirements        Voice grade, 2 wire, loop start

- -    Environment              Line Voltage Tolerance:  60 Hz +/-
     Specifications:          HZ.  Line Current Operation:  1.82
                              Amps.  Rated Line Current:  5.0
                              Amps Max.  Circuit Breaker
                              Capacity:  15 Amps Max.

- -    Power                    117 volts/60 Hz, Convection cooled,
                              cards _______

- -    Registration:            FCC Part 68 registered for direct
                              connection to telephone system.  UL
                              approved; DOC certified; CSA
                              approved.  FCC Class A approved.
                              Approved for use in USA, Canada and
                              Puerto Rico.

- -    Dimensions:              HD/4232hs:  10.5 x 14.5 x 1"

- -    Operating Environment:   0-40 Degrees Celsius.
                              0-95% relative humidity

- -    The modem supports       Transmit Level (-9.0 dBm)
     various line conditions  Loop Current (20ma)
     including:               Loop Polarity (Tip Neg)
                              Signaling (DTMF)
                              Number Digits (7)
                              Off Hook to Dial Tone (900ms)
                              Digital to Ring Back (4 s)
                              Dial Tones (350-450 Hz)
                              Dial Tone Level (-13 dNm)
                              Ring Back Tones (440-480 Hz)
                              Ring Frequency (22 Hz)
                              Ring Voltage (70 VAC rms)
                              Ring On (2 s)
                              Ring Off (4 s)

Section 3.     HD Plus Modem Chassis

3.1  The HD Plus meets the following specification:

- -    Capacity:                16 slots to hold dual modem cards.
                              Three slots; two (2) slots to hold
                              the INC controller card, and one
                              (1) slot for expansion for future
                              use.  The modem slot will accept 2-
                              wire modems.  Requires R345
                              compatible cables.  DB9 parts to
                              support daisy-chaining (up to 8
                              chassis).

- -    Power:                   117 Volts/60Hz, Convection cooled
                              cards provide front panel access.
                              Cable independent with power-on
                              insertion/removal capability.  13.5
                              Watts per chassis max.  Option:
                              Both 100 and 240 volt transformers
                              are available.

- -    Environmental            Line Voltage tolerance:  60Hz+/-

     Specifications:          Hz.  Line Current Operation:  1.82
                              Amps.  Related Line Current:  5.0
                              Amps Max. Circuit Breaker
                              Capacity:  15 Amps Max.

- -    Dimensions:              20 D X 19.0W X 12.2H inches.  51
                              lbs. empty, 86.2 lbs. full.

- -    Connectors:              Single Phase AC (cable supplied).
                              Telco:  individual RJ45 or RJ11C
                              supplied.  DTE:  32EIA RS-232c
                              (V.24/28) compatible female DB-25
                              connectors.  Chassis expansion:
                              Two standard female DB-9 connectors
                              for chassis daisy chain to 7
                              additional chassis (8 chassis
                              total).  Option:  All necessary
                              cables available.

- -    Serviceability:          Non-disruptive on-line replacement
                              of modem cards and intelligent
                              controller

- -    Registration:            FCC Part 68 registered for direct
                              connection to telephone system.  UL
                              approved.  DOC certified; CSA
                              approved.  FCC Class A approved.
                              Approved for use in USA, Canada,
                              and Puerto Rico.

3.2  HD Plus Features

- -    Nylon slot guides

- -    Removable front-loading transformers

- -    Dual redundant INC power

- -    Busy empty slot

- -    Hot insertion/removal

- -    Removable backplane slot adapters

- -    Controller expansion slot

- -    Form C Dry Contact Relay

- -    Individual RJ-45/11 telco interface

- -    2 wire support

Section 4.     INC Plus Controller Card

4.1  Overview

Each chassis will be equipped with an INC Plus Controller Card. The INC provides real-time monitoring of RS-232 signals, alarms, statistics, diagnostics, modem set-up and remote standalone configuration capabilities. The INC also provides dial access security with event logging, port grouping, clocked and operations.

4.2  INC Plus Capabilities

- -    The INC stores statistics on modem call history and
     performance and reports on the current status of network modems in real-time or snapshot form.

- -    Full even logs display data on each modem, user, or INC
     event.

- -    A continuous problem diagnostics report tracks the success and failure of each call.

- -    Subsequent reports detect line quality problems, the number of call failures, and reasons for call failures.

- -    Modem Configuration - For each of the modems in the
     management domain of a single controller, the Controller holds both the local and remote modem configuration. This file allows a new/replacement modem to be inserted into a chassis, and automatically reloaded.

- -    HDMS is capable of seven methods of dial access security:

Passthrough Security allows set up of unique identifies and passwords for each user.

Fixed Callback allows storage of phone numbers of the caller's modem in the database, requiring the user to wait for a callback to the location.

Variable Callback allows the caller to enter the telephone number of his current location and resulting in a callback to that location.

Password Connection Security (PCS) sends a transparent password through MNP. If the password of the remote modem does not match that of the HD modem, the modems will not connect.

Clocked Modem Availability allows the operator to shut down the network up to one year in advance.

Group Authorizations prevents users from accessing sensitive application by routing them to valid destinations.

Event Lot provides an audit of each system, modem, user and operator event.

Group - The HDMS provides multiple host access at the central site by enabling up to eight separate hosts to be connected to one chassis or systems. Each host group continues to be protected with passthrough and callback security features to ensure accountability.

Protected configuration automatically resets the modems to a stored configuration at the end of each call.

SECTION 5.

MICROCOM HDMS/RELAY

HDMS/Relay is a data management application designed to collect HDMS data and alarms and to back up system configurations. This application works in conjunction with the current HDMS plus Intelligent Network Controller tm (INCtm). While the INC can monitor one HDMS site, HDMS/Relay can monitor up to 80 remote HDMS sites located in one city or around the world.

HDMS/Relay runs on a standard DOS-based 2/386 IBM PC or compatible and provides alarm monitoring of 80 remote HDMS sites. Should a problem occur at any of the remote sites, the operator is notified immediately of the problem. It also allows the operator to connect to any of the sites to examine the problem or perform any controller function as if he or she were local in the HDMS. HDMS/Relay also automatically collects remote report and event data, storing it on the hard drive of the PC. Data can be stored indefinitely or can be backed up to other devices for storage, protection, or manipulation. The data can even be converted to a format readable by most major database packages so that it can be presented in report, bill or table formats.

HDMS/Relay also backs up remote HDMS configuration of data to facilitate recovery in the event of a catastrophe. Security, user, modem and INC configurations of each site can be stored by HDMS/Relay and restored to remote HDMS sites if necessary. HDMS/Relay can also provide this type of backup and data storage in single site systems.

HDMS

Responding to the challenges presented by expanding networks, Microcom developed and introduced the High Density Modem Systemtm
(HDMS) in 1986. Designed to look after the dial up network in much the same way staff members might 24 hours a day, 7 days a week, the HDMS monitors the network for problems and when identified, alerts the proper personnel and takes corrective action.

MAIN FEATURES OF HDMS/RELAY

- -  Single or multi-site HDMS support.
- -  Supports up to 80 remote HDMS sites.
- - Backs up security databases, modem and INC configurations of each site.
- -  Stores site report and event data on the hard drive.
- - Can off-load data to other drives for storage, security and transport to database engines.
- - Can format the data file delimiters and file extensions conforming to most popular database engines for easy import and manipulation.
- - Stores data in standard ASCII 132 column fixed length field format.
- - Provides automatic warning when PC disk space runs low and when alarms sound in any remote HSMS site.
- -  Allows access to any remote HDMS INC as if operator was local.
- -  Includes complete RELAY Gold c functionality.
- - Can accept data from remote sites while operator is working on system or is communicating to a site.
- - Full color tiling with extensive help and ease of use features.
- -  Automatic purge of aged data.
- -  INC Version 4.1 or higher.
- -  RELAY Gold Version 4.0.
- - 2/386 IBM PC or compatible with 640K RAM 3.5 or 5.23 inch drives and a minimum of 20 megabytes hard disk space. Active COM 1 and 2 required for multi-site, Active Com 1 for single site, supports monochrome and color monitors (EGA, CGA, VGA).
- - For multi-site operation at least 1 and preferably 2 modems from the Microcom QX/4232 family (not required for single site).
- - A standard null modem cable for each remote HDMS system (one cable included with HDMS/Relay; additional cables available from Microcom).
- - A dedicated QX or HD/4232 family modem for each remote HDMS site.
- -  Printer (optional).

                            EXHIBIT C

                 CONFIDENTIAL TREATMENT REQUESTED
                  AS TO CERTAIN PORTIONS DELETED


[*CMD*] = [*CONFIDENTIAL MATERIAL DELETED*]

              Product               Sprint Price    List Price

 HD/4232hs modem                    $[*CMD*]      $1,999.00
 HD/V. Fast modem                   $[*CMD*]      TBD

 UPGRADE HD/4232 to HD/V.Fast       $[*CMD*]      TBD
 modem

 INC Card                           $[*CMD*]      $1,999.00
 HD16 Card Chassis                  $[*CMD*]      $1,799.00

 HD Adapter Cards                   $[*CMD*]      $250.00
 Power Supply                       $[*CMD*]      $500.00

 HSMS Relay                         $[*CMD*]      $1,999.00

 Daisy Chain Cable                  $[*CMD*]      $25.00
 Secondary Controller Card          $[*CMD*]      $250.00

 Extended 1 year warranty (Modems)  $[*CMD*]      TBD
 Modem Repair Service               $[*CMD*]      TBD

 INC Repair Service                 $[*CMD*]      TBD

 Secondary Controller Repair        $[*CMD*]      TBD
 Service

***All modems in this Exhibit contain 2 ports per card. Above modem pricing includes bus adapter cards and the HD/Relay
Software. HD Chassis includes a single power supply. Modem repair service will not exceed the above pricing.

***Seller agrees to upgrade all HD/V.fast products purchased by Sprint with the proprietary V.Fast to standard CCITT V.fast within 60 days after the Standard has been announced. This upgrade will be at no additional cost to Sprint.

***Seller agrees to provide Sprint an additional $[*CONFIDENTIAL MATERIAL DELETED*]/modem price reduction should Sprint purchase more that [*CONFIDENTIAL MATERIAL DELETED*] modems under this Agreement. Additionally, Seller agrees to provide Sprint a $[*CONFIDENTIAL MATERIAL DELETED*] credit on the initial [*CONFIDENTIAL MATERIAL DELETED*] purchased. This credit may be applied to future modem purchases.

                                      EXHIBIT E

                                      ECN POLICY

          All ECN's will be placed, based on the severity of the change, into one of five (5) classes as follows:

               (i) Class 1. The ECN generated change is incorporated into all existing Product, including Products in the field. This change must be made when the ECN is received on the manufacturing floor on the cut-in date assigned and shipments will be stopped until the ECN is implemented. ECNs that are safety related will be implemented by Seller on any affected Products sold to Sprint at no additional charge, provided Sprint makes the affected Product available for repair by Seller. In such instances, Seller shall pay all shipment charges, if any, resulting from a mutually agreed method of Product repair. Furthermore, if the Product must be shipped back to Seller in order to implement the ECN, Seller shall provide and install for Sprint at no cost a loaner Product until the original Product is returned and operational.

               (ii) Class 2. This change indicates rework is required in-house from the origin of the Product. This change shall begin on the cut-in date assigned.

               (iii) Class 3. These changes are to be incorporated in all new production starts and in new purchase orders. Changes will be incorporated into new builds as of the cut-in date assigned.

               (iv) Class 4. These changes indicates one of the following (a) a document change only to the records of a Product, or (b) the initial release of some phase of a new Product design.

               (v)     Class 5.  Indicates a software change.

                                      EXHIBIT F

                       SPRINT CONFIGURATION READY SPECIFICATION


          SPRINT-MS #710
          FIRMWARE REVISION 1.4.8/18

          Sprint Hardware Flow Control, Quick Connect, Auto-Reliable with Hunt Characters @ and [cr], 100ms delay after Hunt Character, the following factory defaults: AT%H1, AT-K2, AT%C1, AT&D2, and PIN 25 be biased high by JP 8 and JP 11 set to position 1 + 2.

          To enable the Sprint Special, Set Internal Switches 2 and 5 down, then issue At-I0, AT&F to both modem A & B followed by a button reset. (To verify that the Sprint special is set, the banner will now read 1.4.8/18).


          Manuals are not to ship with Product.

                                      EXHIBIT G

                           SPRINTNET CERTIFICATION PROCESS

          All equipment purchased by Sprint for attachment to the Sprintnet Public Data Network (PDN) must pass the Sprintnet Certification Process. The intent is twofold:

               - to ensure that the equipment performs to the specifications published by the manufacturer and to the special need of the PDN and,

               - to predict the reliability of the equipment when it is subjected to long term use in the network.

          To accomplish these ends, equipment submitted to the Sprintnet Certification Process is subjected to the following Steps:

          1. The equipment is connected to a test bed in the CPE Product Engineering Lab that simulates the PDN. CPE engineers perform a series of test cases designed to verify compliance of the modem with the manufacturer's specification and PDN special requirements. If it passes those tests, it proceeds to a live controlled "beta" test in the PDN.

          2. In the controlled beta test, up to 10 production samples of the equipment are required to operate in a manner that demonstrated error-free reliable performance in the PDN for its intended uses. The beta test period is at the discretion of Sprint, but does not exceed (30) thirty days of error-free performance.

          3. Following successful beta testing, the equipment is submitted to the Quality Assurance (QA) department of ADN Manufacturing with an Incoming Inspection Procedure (II). The IIP is written by CPE Product Engineering and consists of a subset of the tests performed in the CPE Product Engineering Lab. When QA exercised and approves the procedure, the equipment is ready for application to the Change Control Board (CCB).

          4. The CCB is the mechanism Sprint uses to verify that all of the steps of the acceptance process have been performed satisfactorily. An Engineering Order is produced by CPE Product Engineering and submitted to the CCB for approval.

          If all of the above steps have been performed successfully, the equipment is approved and the certification process is complete. The following approval groups must verify Product performance before a Product is successfully certified: CPE Product Engineering, SDS Engineering and SDS operations.

                                      EXHIBIT H

                                    HS/4232HS MTBF


          Method 1, parts count based on MIL-HDBK-217

          Unit burn-in for 24 hours @ 50C

          Unit operating temperature @ 40C

          Calculated MTFB hours 33,025.